Exhibit 10.7

Patricia Bitar, CPA

September 16, 2014

Dear Patricia,

We are pleased to offer you the position of Chief Financial Officer, a position in which you will report to the President & Chief Executive Officer.  We expect that your start date of employment will be no later than September 22, 2014.  The following are details of your offer:

Position:	Chief Financial Officer. Responsibilities include, but are not limited to, leadership and management of the Company’s Financial Department; and other general responsibilities on behalf of the Company.

Reporting to:	Charles Theuer, President and Chief Executive Officer

Compensation:

Base Salary at the annualized rate of $250,000, to be paid in accordance with the Company’s standard payroll practices.

Eligibility for a discretionary annual, performance-based bonus targeted at up to 30% of base salary (prorated as applicable for 2014). The Board of Directors of the Company and senior management have the sole discretion to establish performance criteria and bonus conditions and to determine both whether you have satisfied the performance objectives and the actual amount, if any, of the annual bonus.  The annual bonus, if earned, will be paid no later than March 15 of the calendar year subsequent to the bonus year.

Subject to the approval of the Company’s Board of Directors, you will be granted a stock option under the Company’s 2011 Equity Incentive Plan to purchase 228,776 shares of the Company’s outstanding common stock, with a per share exercise price equal to the fair market value of a Company common share on the date of grant as determined by the Company’s Board of Directors.  Vesting and other terms of this stock option will be specified in a Company standard stock option agreement which you must execute as a condition of grant.

TRACON Pharmaceuticals, Inc. • 8910 University Center Lane, Suite 700 • San Diego, California  92122

Phone:  858-550-0780 • Fax:  858-550-0786 • Website:  www.traconpharma.com

In addition to major holidays that the Company recognizes, you are eligible to accrue at the rate of fifteen (15) days paid vacation annually up to a maximum accrual cap of 60 days in accordance with the Company’s vacation policy (prorated as applicable for 2014).

Additional:

You are entitled to all rights and benefits for which you are eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, 401K plans, employee stock purchase plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its employees from time to time, provided that you meet any required employee contribution(s).  These benefits currently include a $4,000 health savings account contribution (for employee plus dependents health coverage) for 2014, prorated based upon your employment start date.

You will be eligible to participate in the Company’s Severance Plan, pursuant to which you will be eligible for six months of severance in the event of a specified and qualifying involuntary termination of employment (as defined in the Severance Plan).  Your eligibility for any such severance benefits are subject to the terms and conditions of the Severance Plan and Severance Agreement (the Severance Plan and form of your Severance Agreement will be separately provided to you).  You must execute the Severance Agreement in order to be eligible to participate in the Severance Plan and such eligibility will commence only after your start date of employment and only after you have delivered the signed Severance Agreement to the Company.

Your employment with the Company is for no specified period and constitutes “at will” employment.  As a result, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company can terminate your employment at any time, with or without cause, and with or without notice (subject to the terms of the executed Severance Agreement).  Nothing in this offer letter alters the terms of your at will employment with the Company.  In addition, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, reporting relationship, work location, compensation and benefits.

As a condition of your employment, you shall sign and comply with the Company’s non-solicitation, nondisclosure and developments agreement (the “Confidential Information Agreement”), which is attached as Exhibit A.  In addition, you will be required to sign and acknowledge the Company’s employment manual.

You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

During the term of your employment, you agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors (which will be provided or withheld in its sole discretion), and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Notwithstanding the foregoing, you may continue to provide certain limited consulting services to Exagen Diagnostics; provided, that such consulting services do not, in the sole discretion of the Company: (i) occupy more two (2) hours per week, and (ii) interfere or conflict with the performance of your Company duties.

You understand and agree that you are responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment, benefit or equity award made to you under this offer letter (or any arrangement contemplated hereunder), that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to you hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

For purposes of federal immigration law, you are required to provide appropriate documentation of your authorization to work in the United States within three (3) business days of your start date of employment, or the Company may terminate your employment (without eligibility for any Severance Plan benefits).

This offer letter, along with the Confidential Information Agreement, constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether written or oral, with respect thereto.  Once you accept the terms of this offer, and with the exception of those changes expressly reserved to the Company’s discretion in this offer letter, the terms of your employment addressed herein will be subject to change and modification only by another written agreement, signed by both you and a representative of the Company authorized in writing by the Company’s Board of Directors.

Patricia, your experience and accomplishments will be a strong addition to TRACON Pharmaceuticals.

Welcome aboard!

I’m very pleased to have you assume a key role on our team.

Best,

/s/ Charles P. Theuer

Charles P. Theuer, MD PhD
President & Chief Executive Officer
TRACON Pharmaceuticals, Inc.

If the foregoing terms of employment, which represent the sum total of our offer, are acceptable to you, please so indicate by countersigning and dating the attached copy of this Letter in the space provided and returning a copy to                          no later than September 22, 2014.

/s/ Patricia L. Bitar	9-17-2014
Patricia Bitar	Date